Exhibit 99.2

Osprey Acquisition Corp. III Completes $300.15 Million Initial Public Offering

PHILADELPHIA, PA, July 02, 2026 (GLOBE NEWSWIRE) -- Osprey Acquisition Corp. III (NASDAQ:OSPRU) (the “Company”) today announced the closing of its initial public offering of 30,015,000 units, which includes 3,915,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $300,150,000.

The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) on July 1, 2026 under the ticker symbol “OSPRU.” Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “OSPR” and “OSPRW,” respectively.

Of the proceeds received from the consummation of the initial public offering (including the exercise of the over-allotment option) and a simultaneous private placement of units, $300,150,000 (or $10.00 per unit sold in the offering) was placed in the Company’s trust account for the benefit of the Company’s public shareholders.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be to identify companies that are deploying disruptive technologies and next-generation infrastructure that modernize energy systems, enable AI-driven optimization, and support the resilient, sustainable backbone of global connectivity. The management team is led by David Heikkinen as Chief Executive Officer, along with Daniel C. Herz and Jonathan Z. Cohen as Co-Executive Chairmen of the Board of Directors, Edward E. Cohen as Vice-Chairman of the Board of Directors, Thomas C. Elliott as Chief Financial Officer, and Jeffrey F. Brotman as Chief Operating Officer and Chief Legal Officer.

Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 30, 2026. The offering has been made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Osprey Acquisition Corp. III
info@whitehawkenergy.com